Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No.1 to Form S-1 of our report dated June 18, 2024, which includes an explanatory paragraph relating to Voyager Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Voyager Acquisition Corp., as of December 31, 2023 and for the period from December 19, 2023 (inception) to December 31, 2023, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 12, 2024